UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 13, 2006

BOOTIE BEER CORPORATION
(Exact name of registrant as specified in charter)

Florida	000-50104	65-0327060
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1890 Kentucky Avenue, Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 407-622-5999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Principal Officer; Appointment of Principal Officer.

Departure of Principal Officer

On November 13, 2006, Paul Beleckas resigned as President of the Registrant.

Appointment of Principal Officer

On November 13, 2006, the Registrant’s Board of Directors appointed Tania Torruella, Chief Executive Officer of the Registrant as the Registrant’s Interim President. Ms. Torruella will remain as the Registrant’s Chief Executive Officer. There is no material plan, contract or arrangement between the Registrant and Ms. Torruella disclosable under Item 5.02 (c) (3).

Item 8.01 Other Events.

On February 9, 2007, the Registrant received notice of a legal action commenced against it by certain purchasers (the “Noteholders”) of convertible notes (the “Notes) which were purchased in September, 2006. The Noteholders allege that the Registrant is in default because the Registrant has not yet had declared effective a certain registration statement (the “Registration Statement”) covering the resale of common stock underlying the Notes. The Registrant’s Board of Directors has received substantial comments from the Securities and Exchange Commission’s Division of Corporation Finance on the Registration Statement, including comments regarding the large number of shares of common stock to be issued, with the result that the Noteholders would control a substantial percentage of the Registrant’s public float. Given the number and serious nature of the comments, the Registrant’s Board of Directors has serious doubts that the Registration Statement could be declared effective, which is beyond the Registrant’s control. The Registrant intends to vigorously defend itself in this action. The Noteholders have attempted to prevent the Registrant from seeking alternative financing. It is our position that the Noteholders cannot unreasonably deny the Registrant the ability to sustain operations, especially when there is a event over which the Registrant has no control. We believe the Noteholders are not entitled to recovery and we are immediately withdrawing the registration statement and filing counterclaims for damages caused by their actions.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

None

(b)	Pro forma financial information.

None

(c)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOTIE BEER CORPORATION

Date: February 15, 2007	By:	/s/ TANIA TORRUELLA
Name: Tania Torruella
Title: Chief Executive Officer